Exhibit 10.1

FOURTH AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT is entered into effective as of March 30, 2012 by and between INTERMEC, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated January 14, 2011 (as amended, the “Credit Agreement”). Borrower and Bank desire to amend the Credit Agreement in the manner set forth below. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Borrower and Bank hereby agree as follows:

1. Section 4.9. Section 4.9 of the Credit Agreement is amended in its entirety to read as follows:

Section 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP, consistently applied, and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Borrower’s Adjusted EBITDA not less than $25,000,000 as of the end of Borrower’s second fiscal quarter of 2012, not less than $35,000,000 as of the end of Borrower’s third fiscal quarter of 2012 and not less than $45,000,000 as of the end of each subsequent fiscal quarter of Borrower. “Borrower’s Adjusted EBITDA” means, as of the end of a fiscal quarter of Borrower, Borrower’s net income before tax for the four fiscal quarters ending with such fiscal quarter plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense for such period, plus any of the following for such period to the extent decreasing net income: (i) any non-cash compensation expense recorded from grants of stock appreciation, stock options, restricted stock or other similar rights to officers, directors and other employees, (ii) any non-cash item or deduction recorded in accordance with any change in GAAP during or effective as of such period, (iii) any other non-cash item (other than any non cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period) and (iv) with respect to the portion of such period ending before April 2, 2012, extraordinary, non-recurring or one time expenses, losses or charges not to exceed $10,000,000 for such portion of such period, plus Historical EBITDA for such portion of such period, plus Target Acquisition Costs for such portion of such period.

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT	PAGE 1

(b) [Intentionally Deleted]

(c) [Intentionally Deleted]

(d) Asset Coverage Ratio not less than 1.00:1.00 as of the end of each fiscal quarter beginning with the last quarter of 2011. “Asset Coverage Ratio” means the ratio of (A) the total of the following as of the end of such fiscal quarter: (i) 80% of total net accounts receivable (domestic and foreign), (ii) 55% of domestic finished goods inventory and (iii) 30% of domestic parts and service inventory to (B) the total outstanding principal balance of the Line of Credit plus the undrawn face amount of all Letters of Credit.

(e) Borrower’s Total Funded Debt to EBITDA not in excess of 2.50 for each fiscal quarter, beginning with the last fiscal quarter of 2011.

2. New Section 5.9. A new Section 5.9 is added to the Credit Agreement to read as follows:

Section 5.9. PERMITTED ACQUISITIONS. Except for Permitted Acquisitions, acquire all or substantially all of the assets of, or more than fifty percent (50%) of the voting Equity Interests of, or a business line or a division of, any Person. “Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the voting Equity Interests of, or a business line or a division of, any Person; provided that:

(i) all Persons, assets, business lines or divisions acquired shall be in the type of business engaged in by the Borrower and its Subsidiaries as of March 30, 2012, or complimentary to such type of business, in each case as determined in good faith by Borrower’s board of directors;

(ii) no Event of Default shall then exist or would exist after giving effect to such acquisition;

(iii) as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired;

(iv) the Borrower shall have delivered to Bank a certificate demonstrating to the Bank’s reasonable satisfaction that, upon giving effect to such acquisition and taking into account payment of all transaction expenses in connection therewith, the Borrower, on a pro forma basis, would be in compliance with the financial covenants set forth in Section 4.9;

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(v) if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then a Subsidiary) shall be the surviving Person after giving effect to such merger and;

(vi) the total cash consideration (including assumed liabilities, earnout payments and any other deferred payment) paid for all of the Persons, assets, business lines or divisions acquired in the aggregate after April 1, 2012 shall not exceed $30,000,000.

3. Ratification. Except as otherwise provided in this Fourth Amendment, all of the provisions of the Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect.

4. One Agreement. The Credit Agreement, as modified by the provisions of this Fourth Amendment, shall be construed as one agreement.

5. Effective Date. This Fourth Amendment shall be effective as of March 30, 2012 upon execution and delivery by the parties of this amendment and the attached Guarantors’ Acknowledgement, Consent and Reaffirmation.

6. Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Fourth Amendment by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, this Fourth Amendment to Amended and Restated Credit Agreement has been duly executed.

INTERMEC, INC.

By:	/s/ Frank S. McCallick
Frank S. McCallick,
Vice President, Tax and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John Cantalupo
John Cantalupo,
Senior Vice President

GUARANTORS’ SIGNATURE PAGE TO FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ACKNOWLEDGMENT